McKINLEY CAPITAL MANAGEMENT, LLC

AMENDED CODE OF ETHICS AND
PERSONAL TRADING POLICY

Revised May 15, 2013

Every director, officer, employee and designated contractor must read the Code of Ethics in its entirety and agree to comply with all requirements no later than at the time firm-related activities begin.

CODE OF ETHICS AND PERSONAL TRADING POLICY
TABLE OF CONTENTS

I.	CODE OF ETHICS	3

II.	INSIDER TRADING POLICY	14

III.	POLITICAL CONTRIBUTIONS	17

IV.	PERSONAL AND SOCIAL MEDIA COMMUNICATIONS	20

V.	CORPORATE MANAGEMENT / CORPORATE GOVERNANCE	21

VI.	GIFTS & ENTERTAINMENT	23

VII.	OTHER CONFLICT OF INTEREST CONSIDERATIONS	27

VIII.	ERISA – CLIENT RELATIONSHIPS AND CONSIDERATIONS	27

IX.	NON-ERISA STATE, COUNTY, CITY OR LOCAL GOVERNMENT PLANS	28

X.	NON-ERISA STATE GOVERNMENT PLAN	28

XI.	PRIVACY RIGHTS OF CLIENTS	29

XII.	RESPONSIBILITY OF CITIZENSHIP	29

XIII.	RESPONSIBILITY OF EMPLOYEES TO REPORT VIOLATIONS	29

XIV.	CLIENT COMPLAINTS	30

XV.	WHISTLEBLOWER	30

I.      CODE OF ETHICS

McKinley Capital Management, LLC (“McKinley Cap it al”) Statement

Introduction

McKinley Capital Management, LLC (“McKinley Capital” or the “firm”) has adopted this Amended Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”).  McKinley Capital has adopted the Code to underscore the high value the firm places on the principles of honesty, integrity and professionalism. The purpose of the Code is to maintain the firm’s ethical standards by:

•      educating employees about the firm’s expectations and the laws governing their conduct;
•      guarding against violations of securities laws;
•      protecting McKinley Capital's Clients (“Client” or “Clients”) by deterring misconduct; and

·      establishing procedures for employees to follow to ensure they fully understand and adhere to the firm’s strong ethical principles.

McKinley Capital employees may encounter a variety of ethical and legal questions. There are no shortcut formulas or automatic answers to many of the business choices required to be made every day. In some instances, the Code will only be able to provide a baseline standard for our actions, but underpinning these guidelines, are the values shared by McKinley Capital and its employees including, but not limited to:

·      dedication to every Client’s success; and
·      trust and personal responsibility in all relationships.

Employees must comply with all applicable federal and state securities laws.  No employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Client:
•      to defraud the Client in any manner;
•      to mislead the Client, including by making a statement that omits material facts;
•      to engage in any act, practice or course of conduct that would act as fraud or deceit upon the Client;
•      to engage in any manipulative practice with respect to the Client; or
•      to   engage in any manipulative practice with respect to securities, including price manipulation.

Policy

Code of Ethics

McKinley Capital’s primary responsibility has always been and will continue to be the protection of Client assets.

The primary responsibility of each McKinley Capital director, officer and employee is to carry out his or her  duties  in  an  ethical  and  diligent  manner  which  complies  with  all  regulations and  protects  and enhances Client relationships. Furthermore, each individual is expected to apply the same principles and moral codes in all personal and social pursuits. Additionally, where applicable, all registered persons must adhere to Professionally Managed Portfolios (“PMP”) Trust policies.

Compliance with the Code is MANDATORY. Vacations, maternity leave, medical leave, military deployment, etc. do not exclude any individual from compliance with the rules, requirements, and deadlines.

Statement of General Fiduciary Principles

As a best practice, all directors, officers and employees are required to act in a manner as a “prudent person” would.  That is, each individual owes every Client the same standard of care, behavior, and consideration as a reasonable person would under the same or similar circumstances. In addition, McKinley Capital holds all personnel to higher fiduciary standards. These include the requirement to:
•      act solely in the best interest of Clients;
•      make decisions and take such actions with the purpose of benefiting the Clients; and
•      only engage in activities that do not create a conflict of interest with Clients.

The Code is continually re-evaluated for its effectiveness and efficiency as McKinley Capital’s business lines, client bases, the financial industry and regulatory mandates expand and become more complex.

The Code is not simply a regulatory compliance statement that applies certain explicit business standards. The Code addresses the entire McKinley Capital compliance program and underscores the general guidelines, principles and standards that have been designed to further assist individuals with implicit and explicit regulatory, corporate, and personal directives.

All directors, officers and employees are subject to the Code rules and regulations regardless of position, length of employment, or area of expertise. The Code is also reflective of McKinley Capital’s company codes and business values, and thus all applicable personnel are held to the highest standards of business and personal integrity at all times. McKinley Capital takes great pride in its reputation and is confident that all personnel will comply with all regulatory and firm specific rules and procedures. The Code is fully supported by senior management and firm-wide adherence is constantly reinforced through active business and compliance communications and periodic education and training.

As a global investment adviser, McKinley Capital is exposed to investing in and dealing with countries, firms, organizations, and/or individuals that may have terrorist or related ties. Therefore, McKinley Capital and all personnel must take additional precautions in order to fully comply with the U. S. Department of Homeland Security rules and regulations. All personnel are required to pass periodic personal background checks and to refrain from dealing or associating with any known or suspected terrorist country, organization, or individuals. In addition, McKinley Capital personnel may not engage in, or in any way assist in, any money laundering schemes, programs, or other similar activities. Personnel are further prohibited from accepting or delivering investment assets to, for, or from Clients.

McKinley Capital property, Client related information, books, records, data, files, electronic equipment, computers, software, and all other material produced by, for, or on McKinley Capital premises belong to McKinley Capital. All material considered to be confidential may not be removed without express permission of the applicable senior manager. Individuals working off-site, from home or other virtual office space, must ensure that confidential information is safeguarded and protected in the same manner as it would be treated in the office. All confidential material must be returned as soon as reasonably possible to the applicable McKinley Capital office.

Violations of any laws, regulations, policies and/or procedures will not be treated lightly. Ignorance of the requirements and/or poor memory retention are unacceptable excuses. All violations will be addressed and resolved by the Compliance Department (“Compliance”) and management personnel (as deemed appropriate) as quickly as possible. There is no exception for misunderstanding the rules, even for new employees.  Any questions or comments should immediately be directed to the McKinley Capital Chief Compliance Officer (“CCO”) for clarification and resolution.  In an emergency, please contact a member of Compliance or the Legal Department (“Legal”) for assistance.

The CCO is held responsible and liable for implementing and supervising policies and procedures. In addition, the SEC and other regulators require proof that any policy or procedure violations carry the appropriate penalty actions.

PENALTIES FOR ANY VIOLATIONS INCLUDE BUT ARE NOT LIMITED TO: PERSONAL TRADING RESTRICTIONS, LOSS OF SALARY/DISCRETIONARY BONUS/GENERAL COMPENSATION, FINES, PROBATION, SUSPENSION, TERMINATION, CRIMINAL AND/OR CIVIL LEGAL ACTIONS.

McKinley Capital places its trust and future in its employees’ hands. All employees must at all times conduct themselves in a manner that will ensure regulatory adherence, promote Client confidence, and support high firm and personal ethical standards.

Code of Ethics and Personal Trading Policy

Please remember that McKinley Capital considers personal trading activities to be a privilege and not a right for every employee.

Definitions

1.
Access  Person   –   all   personnel  including  directors,  officers,  employees,  interns,   certain contractors and certain temporary employees of McKinley Capital who are located in any of the firm’s offices or remote asset management related business locations, and/or who may have access to any firm generated or distributed data, or any Client-related information.

2.
Beneficial Ownership - of a security is generally determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). You should consider yourself the Beneficial Owner of any securities in which you have a direct or indirect pecuniary interest, which is the opportunity to profit directly or indirectly from a transaction in a security. Thus, you may be deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household (i.e., a spouse, domestic partner, parents or children), through custodial relationships, or by certain partnerships, trusts, or other similar arrangements.

3.
Blackout Period - a period during which Access Persons may not execute personal transactions because McKinley Capital may be trading in the same or similar securities on behalf of Clients. In order to avoid any implication of impropriety or conflicts of interest, McKinley Capital’s Blackout Period is six (6) days and applies to all Covered Security transactions. This means no Access Person shall purchase or sell any Covered Security within at least three (3) business days before and/or three (3) business days after the same security is being purchased or sold by/on behalf of any Client.

4.	Compliance – the Compliance staff of McKinley Capital.

5.	Client- includes any individually managed account, sub-advised separate account, or registered and non-registered investment company or commingled fund advised by McKinley Capital.

6.
Covered Security - any stock, bond, future, option, derivative, investment contract or any other instrument that is defined as a “security” under Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1(a)(4).

The term “Covered Security” is very broad and includes instruments not ordinarily thought of as “securities,” such as:

•      Investments in limited partnerships
•      Exchange Traded Funds (ETFs), closed end funds, foreign mutual, funds, and foreign unit trusts
•      Private investment funds, hedge funds, and investment clubs
•      Proprietary registered and unregistered  funds and those that are advised or sub-advised by McKinley Capital
•      Non-proprietary mutual funds that are advised or sub-advised by McKinley Capital
•      Fixed income and credit related vehicles
•      Initial  Public  Offerings  (“IPOs”)  and  Secondaries  (additional  distributions  of  a  public company’s shares)
 Fixed Income, including local government, municipal bonds, corporate bonds, credit backed instruments and agency bonds (with the exceptions mentioned below)

Covered Security  does not include:
•      Direct obligations of the U.S. government (e.g., treasury securities)
•      Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short- term debt obligations
•      Repurchase agreements
•      Money market funds
•      Shares of open-end mutual funds other than those that  are  advised or  sub-advised by McKinley Capital
•      Commodities including all metals, products and by-products
•      Currency transactions

NOTE: Investments not considered Covered Securities do not need to be reported. However, personal securities accounts which hold or could hold Covered Securities do need to be reported.

7.     De Minimis Transactions – Any purchase or sale of a Covered Security in an amount less than

$15,000 in any given trading day.  De minimis transactions are exempt from the pre-clearance requirements.  However, all transactions must be reported on the quarterly transaction log and annual holdings requirements.

8.
Holding Period - short term trading in all Covered Securities is prohibited. All Covered Securities transactions must be held for a minimum of sixty (60) days.   (This holding period must be observed even if a security is currently trading at a loss to the original purchase price.)

This holding period also applies to opening, closing and/or exercising options and futures transactions.

9.
Initial Public Offering (IPO) - is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting  requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.   IPOs are not permitted investments for employee personal restrictions.

10.
Market Timing – for purposes of personal trading, market timing is defined as excessive short- term trading in mutual funds. Such activities can be detrimental to long-term fund shareholders, and consequently, fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

11.	PM – the Portfolio Management Team of McKinley Capital.

12.
Private Placement - an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6) in the Securities Act, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. These are securities that are not publicly traded on an exchange.

13.	QRA – the Qualitative Research Analyst Team of McKinley Capital.

14.
Trading Day – same day market place trading hours. Pre-clearance is only approved for same trading day.  For example:  A trade request for a U.S. traded security approved at any time on a Monday, is good for the Monday trading market only – that is, 9:30 A.M. – 4:00 P.M. ET (5:30 A.M. to 12:00 P.M. Alaska time);   A trade that is approved for execution in the U.K. for the same trading day would need to be executed prior to 4:00 P.M. U.K. time which is 7:00 A.M. Alaska time or 11:00 A.M. ET; and A trade to be executed in the Australian market approved during working hours on a Monday would be approved for trading day Tuesday due to time zone differences.

General Personal Trading Fiduciary Principles

McKinley Capital has placed its confidence in the integrity and good faith of its directors, officers and employees. The firm recognizes that individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of its Clients. Such knowledge could place those McKinley Capital related individuals, (if they engage in personal transactions in securities that are eligible for investment by Clients), in a position where their personal interests may conflict with those of Clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Advisers Act, and the provisions of Rule 17j-1(b)(1) of the 1940 Act, McKinley Capital has adopted the Code. The Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such conflicts and establishes reporting requirements and enforcement procedures.

Certain job descriptions may require additional restrictions and/or a total prohibition from personal trading activities. Personal trading activities may be revoked by the CCO for any and/or all employees at any time if deemed advisable by the CCO for any reason. In recognition of the trust and confidence placed in McKinley Capital by its Clients and to give effect to McKinley Capital’s fiduciary duties to its Clients, McKinley Capital has adopted the following general principles to guide the actions of its directors, officers, employees and other Access Persons.

1.	The interests of Clients must be placed first at all times. Frequent personal trading is discouraged because it may be a distraction from servicing Clients.

2.
The Code serves as McKinley Capital’s standard of business conduct and fiduciary obligations of its Access Persons. These standards represent the minimum requirements and not what employees should seek to achieve.

3.
Access Persons are required to immediately report any violations of this Code to the CCO or General Counsel (“GC”). Any retaliation against an individual who reports a violation under this Code will constitute a violation of the Code.

4.	Access Persons are required to comply with Rule 204A of the Advisers Act and Rule 17j-1 of the 1940 Act.

5.	Access Persons are restricted from permitting anyone who is not a registered and disclosed owner on a personal trading account, to trade in that account. This also applies to household accounts.

6.
All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

7.
Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person's independence or judgment.

8.
Access Persons are  required to  refrain  from  trading on  internal research prior  to  initiating activities on  behalf of  Clients.  All  research conducted on  McKinley Capital’s behalf  or  as  a function of a person’s employment must be reserved for Client use first.

9.
Certain Access Persons may be submitted to stricter personal trading oversight than others.  For example, research or portfolio management personnel may be required to refrain from trading in securities that are actively under review or discussion, if in the opinion of the CCO, a conflict or perceived conflict with Client trading may be present.

10.	All personnel are prohibited from trading, either personally or on behalf of others, while in possession of material non-public information. (Refer to the Insider Trading Policy.)

11.	Market Timing abuse in mutual funds is strictly prohibited. Access Persons should be aware of and are required to comply with the Market Timing policies for all mutual fund investments which includes:

Short-Term Trading.  Absent pre-approval by the CCO, employees are restricted from engaging in short-term trading, including short-term trading in any mutual fund.  For the purposes of this Code, short-term trading is defined as selling a security within 30 days of purchase or purchasing a security within 30 days of sale.

12.
The Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct which violates a fiduciary duty to Clients.

Prohibited Purchases and Sales of Securities

1.	Access Persons are generally prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed income securities as part of any Initial Public Offering (IPO).

2.	Only those Access Persons whose accounts are officially managed by McKinley Capital may participate in a block trade with any Client transaction.

3.	Access Persons are prohibited from short term trading that violates the Holding Period requirements.

4.	All Access Persons are prohibited from front running Client trading and/or withholding research or investment decisions in the interests of personal trading or other self-serving activities.

5.	All personnel are prohibited from engaging in insider trading activities.
Pre-Clearance of Personal Transactions

Pre-clearance approval is conducted by Compliance. Access Persons are required to pre-clear personal transactions in all Private Placements and in Covered Securities except those noted herein. Access Persons are required to pre-clear investments in Private Placements by submitting the Private Placement Request Form and a copy of the Offering Memorandum associated with the investment to Compliance. Pre- clearance approvals are valid only for the date pre-clearance is granted. “Good till Cancel” or open orders (orders that could remain active beyond one trading day) are prohibited. In determining whether to grant approval, Compliance shall refer to all relevant sections of this Code.

Access Persons must complete the Personal Trading Request form to submit personal trading requests. The form should be submitted via email to the Compliance Group at: compliance@mckinleycapital.com. At a minimum, the request must include the following information:
✓      name of employee requesting the trade
✓      date of trade
✓      market exchange,
✓      security name and symbol
✓      buy/sell, security description , number of shares,
✓      original date of purchase of selling (must observe 60 day holding period)
✓      name of account, account number and broker holding the account.

As referenced, the submitted form must be completed in the following format.   (Please refer to the “Personal Trading Request” form.)

SAMPLE Personal Trading Request

Employee’s name:  Virginia Smith-Jones
Date of trade:           01.01.12
Exchange:                 Frankfurt
Security name:         Lambdal, Inc.
Security symbol:      LDALI
Number of shares:   3 50
Type of transaction (Buy/Sell/Short): sell
Original date of purchase if selling: 10.15.11
For the account of:  Virginia Smith-Jones IRA Rollover
Account #:                0101-0100001
Name of broker:        DAFL Investments, Inc.

Pre-clearance is not automatic and is secondary to firm and Client priorities.  Compliance will attempt to accommodate personal trading requests as soon as possible.  However, there may be occasions wh ere Compliance cannot take the time to research and approve personal securities transactions.  If a trade is not approved in writing by Compliance, the employee may not execute it.  The employee must resubmit for pre-approval the following business day if the employee still wishes to proceed with the trade.

Furthermore, please be aware that receiving approval to trade is no guarantee that the trade clearance will not be revoked the same day or within the next 3 day black-out window.

Avoidance of conflict of interests and front running issues:  If the trading desk unknowingly has to trade in a security name the same day the same security was pre-cleared for personal trading, or if the Trading Desk or Portfolio Management Team determine that the pre-cleared security will be traded for Client portfolios any time within the next 3 day (black-out) period, the employee will generally be required to cancel or reverse the personal transaction. Any profits must be donated to a charity and losses will be the responsibility of the employee.

It is very important that employees understand all limitations on personal trading activities before entering any transactions.

Exemptions from Pre-Clearance

The following personal transactions in Covered Securities are exempt from pre-clearance procedures. This exemption from pre-clearance dos not release employees from reporting obligations, Holding Period restrictions or applicable securities laws:

1.
Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon receipt of an exercise notice of puts or calls written by the Access Person and sales from a broker imposed maintenance or margin account bona fide margin calls (notification and reporting are required.)

Note: Any options or futures exercised at your discretion (including closing out positions) must follow standard pre-clearance requirements.

2.
Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.  That is, “Non- voluntary” corporate actions.

3.
Dividend Reinvestment Plans (DRIPS) purchases. Qualified DRIPS are exempt from pre-clearance requirements but not divestment reporting requirements. That is, sale transactions must be reported on the quarterly COE report.

4.
Direct  investment  Plans  (DIPS)  purchases.  Qualified  DIPS  are  exempt  from  pre-clearance requirements but not divestment reporting requirements. That is, sale transactions must be reported on the quarterly COE report.

5.	Personal non-directed and/or non-discretionary 401(k) plans. (Any previous employer plan account that is not in the control of the individual.)

6.	College 529 Plans

7.	Purchase and sells that are considered to be de minimis transactions as defined in this Code.

Reporting Obligations

1.
Initial and Annual Holdings Reports (forms available on extranet and through Compliance)- Each Access Person shall complete a Disclosure of Brokerage Accounts form and an Initial Holdings Report within 10 days of his or her start date. Thereafter, each Access Person shall complete an Annual Holdings Report no later than January 30 of each year for all Covered Securities as well as all securities accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household. Information must be current within 45 days prior to the day the report is submitted. Reports must include:

•
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, date acquired (if available), number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date the Access Person submits the report.

2.
New Brokerage Related Accounts (forms available on extranet and through Compliance ) –On a going-forward basis, Access Persons must report new brokerage related accounts within 10 days of  opening  the  account(s).    The  employee  should  provide  Compliance  with  a  completed Disclosure of Brokerage Accounts form and work with Compliance to ensure that the broker- dealer account is accurately disclosed and recorded on both the brokerage and McKinley Capital records.

3.
Quarterly Transaction Reports - Each Access Person shall provide to Compliance a report of all transactions  in  Covered  Securities,  where  beneficial  ownership  exists,  within  the  period stipulated by Compliance but in no event more than 30 days after each calendar quarter end

  Quarterly Transaction Reports must be submitted to Compliance and include for each Covered Security:

•
The date of the transaction, the name, and as applicable its exchange ticker symbol, CUSIP, Sedol or applicable identification  number, interest rate and maturity date (if applicable), number of shares or principal amount, and/or other identifying information

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The transaction price;

•	The account number and name of the broker, dealer or bank where the transaction was effected;

•	The date the report is submitted along with the Access Person’s signature; and

•	A disclosure of any new account(s) opened during the period in which the Access Person has Beneficial Ownership.

4.	Initial and Annual Certifications - Each employee must certify:

•	Initially, within 10 days of his or her start date (and annually thereafter) that he or she has read, understands and recognizes that he or she is subject to the Code.

5.	Outside Business Activities Certification - Each employee must disclose:

•	Initially, within 10 days of his or her start date, (and annually thereafter) any outside business activity whether compensation is received or not.

6.
Duplicate Statements and Confirmations - Each Access Person must notify his or her applicable securities firms that McKinley Capital requires copies of account statements and trade confirmations be sent directly to:

McKinley Capital Management, LLC
Chief Compliance Officer
Personal and Confidential
3301 C Street, Suite 500
Anchorage, AK 99503

Compliance will work with new employees to establish brokerage direct duplicate notification. This is generally accomplished through a “Rule 407” letter (so named after the original NYSE rule number that created the requirement for all NYSE registered members) that Compliance will send to the employee’s broker-dealer.   However, Access Persons must provide copies of the most current year end statement and month end statements in order to initiate these instructions.

NOTE: In instances where securities firms are unable to provide duplicate statements (examples may include 401(k) and stock plan accounts held outside McKinley Capital) employees must furnish  copies  with  their  Quarterly  and  Annual  reports.  Additionally,  whenever  possible, McKinley Capital will establish electronic data exchanges with securities firms to satisfy the duplicate statements and confirmations requirement.

Exception to Reporting Obligations

Fully Discretionary or Managed Accounts - Access Persons may have discretionary accounts managed by an external party in which full discretionary authority has been granted via a signed legal contract.  For this type of account, no communication between the external investment manager and the Access Person with regard to investment decisions is permitted to occur prior to trading activity. Transactions and holdings in these accounts do not need to be reported to McKinley Capital. Access Persons must provide the CCO or designee with a letter signed by the investment manager or other external party confirming that the account is fully discretionary, and that the Access Person has no power to affect or influence investment decisions. In lieu of providing a letter, a signed copy of an Investment Advisory agreement or other legal document will suffice if all applicable points above are covered.

Additional Restrictions and Requirements

1.	No employee shall give or receive any gift or other item regardless of value except in accordance with the McKinley Capital Gifts and Entertainment Policy.

2.	Generally, no employee may accept a position as a director or trustee of a publicly traded company whether or not the position provides compensation in any form.

3.	In the event of extended Medical or Military Leave, employees should notify the CCO as reporting deadlines, in many cases, will continue to apply.

Review and Enforcement

1.
It is the responsibility of Compliance to  pre-approve securities transactions, review and periodically test securities holdings against confirms and statements, maintain employee records of all Code documentation and otherwise enforce all requirements under the Code. Transactions for a member of Compliance will be approved, reviewed and tested by a separate member of the department.

2.
The CCO (or designee) shall conduct periodic spot checks to ensure that Access Persons do not attempt to knowingly front run Client trading activity by placing personal trades within 3 business days before or after Client trading (defined as “Blackout Period”).

3.
The CCO (or designee) shall compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to  determine whether a  violation of  this  Code may  have  occurred. Before determining that a violation has been committed by any person, the CCO shall give such person the opportunity to supply additional explanatory material. Pre-clearance approval does not necessarily indicate a trade may not violate the Code as the CCO does not have prior knowledge of Client trading activity occurring after approval is granted. Conversely, a trade that occurs during the 3 day Blackout Period may not automatically be considered a violation. The CCO will apply subjective analysis to each transaction to determine whether a trade within the 3 day Blackout Period presents a conflict or the appearance of a conflict with trading on behalf of Clients.

4.
Every violation will be thoroughly investigated. If a violation has occurred, the CCO may, after determining the seriousness of the infraction, suggest that senior management impose or initiate one or more of the following:

•	Reversal of the trade, with profits (if any) donated to a charity;
•	Monetary fine – to be donated to a charity;
•
Partial or full restriction on all personal trading. A partial restriction will generally be three (3) months or more.  A full restriction usually results in disallowing the employee from conducting ANY personal trading for the remainder of his or her association with McKinley Capital;

•	Recommendation for probation, suspension or termination of employment.

Additionally, the GC may determine that further legal action may be warranted.  Severity of the violation, prior negative employment history, and senior management input will be considered when determining appropriate disciplinary action.

Annually, the CCO or designee will:

•	create a written report that describes any material violations that arose under the Code of Ethics since the last annual report, remedial steps taken, and sanctions imposed;
•	certify that McKinley Capital has adopted procedures reasonably necessary to prevent violations of the Code; and
•	present this report and certification to McKinley Capital’s senior management and to the Board of Directors of all appropriate funds advised by McKinley Capital.

Books and Records

McKinley Capital shall maintain records in the manner set forth below under the conditions described in Rule 204-2 under the Advisers Act and Rules 17j-1(f)(1) and 31a-2 under the 1940 Act.   Records of all applicable documentation, forms, certifications, notifications, reports, receipts and backup information and/or material must be retained for a minimum of seven years by the applicable group or senior managers.  As noted below, records shall be maintained in a readily accessible place for at least six years after the end of the initial fiscal year, with the first two years on-site.

1.	A copy of each Code that has been in effect at any time during the period;

2.
A record of any violation of the Code and of any action taken as a result of such violation for the period. All material Code violations or related issues must be retained for a minimum of three years after the individual involved is no longer employed by McKinley Capital or associated firms.

3.
A record of all written acknowledgments (as required by Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1(f)(1)(D)) for each person who is currently, or within the past five years was an Access Person of McKinley Capital, shall be retained for five years after the individual ceases to be an Access Person.

4.	A record of each report made by an Access Person pursuant to this Code shall be preserved for the period.

5.	A record of all persons who have been required to make reports pursuant to this Code shall be preserved for the period.

6.	A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for the period, in particular in IPOs and Limited Offerings.

II.  INSIDER TRADING POLICY

Rule 10b5-1 under the Exchange Act creates a presumption that a person aware of  material non-public information has "used" that information in trading, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Rule 10b5-2 under the Exchange Act defines the type of family or other non-business relationships that give rise to a duty not to "misappropriate" material nonpublic information. Anyone who is employed by, or performs any duties on behalf of McKinley Capital is subject to these Insider Trading policies.

1.      What is Insider Trading?

Insider trading is seen as an abuse of an insider's position of trust and confidence, and is harmful to the securities markets resulting in the ordinary investor losing confidence in the market.

Insider trading is prohibited by federal securities regulations so as to maintain the assurance afforded to investors that they are placed on an equal footing and they will be protected against the improper use of insider information.

Tipping of certain information by a McKinley Capital employee to a third party is also prohibited, because the information is given to certain persons and not the public at large.

Generally, insider trading falls within one of three categories:

•	True insiders such as QRAs, PMs, and directors;
•
Quasi  insiders  such  as  professional  McKinley  Capital  outside  counsel,  auditors  and financial relationships.  These are people who have access to firm records and firm offices for business reasons but are not considered to be employees;

•	Tippees - those who acquire from or are in some manner given access to information by an insider.

Insider information is that type of information which is likely to affect the price of a security if it were publicly known.  In all cases the necessary material information should be disseminated to the market place before the insider makes use of the news. Timing is of the essence and enough time must expire in order to allow for “public knowledge” to be adequately disseminated.

Sanctions for inappropriate insider profiteering could result in criminal or civil actions.  A key element is that the information is considered to be “material non-public” information. In other words, insider dealing must be deliberate.

There is no limitation as to the securities covered by the insider trading prohibition.  Therefore insider rules apply to all types of securities, whether listed or unlisted.

2.      What is not insider trading:

Mosaic Theory:  A method of analysis used by security analysts to gather information about a corporation.  Mosaic  theory  involves  collecting  public,  non-public  and  non-material information about a company in order to determine the underlying value of the company's securities and to enable the analyst to make recommendations to Clients based on that information.

Using information acquired from street-side or other third party analysts regardless of the timing unless so directed by the author or originator of the material.

Policy

In certain instances, a conflict of duties exists because trading on insider information is prohibited and at the same time there is a duty to trade to protect the interests of our Clients. This could emerge in instances where a broker or a bank managing a discretionary investment account becomes aware of unpublished price sensitive information.  There may be a conflict between the duty not to trade and the duty to act in the best interests of Clients. The prohibition of insider trading usually overrides potential Client trading conflicts.

It is the policy of McKinley Capital that all investment decisions regarding the purchase, sale, or retention of publicly traded securities shall be made only on the basis of information available to the general public. No such decision shall be made on the basis of any material inside information concerning securities, which may come into the possession of McKinley Capital personnel, whether such information is obtained intentionally or unintentionally. No employee may trade, either personally or on behalf of others (such as accounts advised by McKinley Capital), in a security with respect to which he or she possesses material, non-public information. Nor may such person communicate material, non-public information to others in violation of the law. Information is material when there is a substantial likelihood that a reasonable investor  would  consider  it  important  in  making  his  or  her  investment  decisions.  McKinley  Capital personnel shall not seek access (either directly or indirectly), to Credit Files, Securities Underwriting Files, or other files for investment decision purposes.

Personnel in possession of material non-public information concerning publicly held securities should promptly verbally communicate the situation to the GC and/or the CCO.  Appropriate steps shall then be taken to prevent any investment decisions being made on the basis of such information. These prohibitions  do  not  apply  to  non-publicly  traded  securities  of  closely  held  corporations,  for  which McKinley Capital has current or prospective fiduciary or advisory responsibility. However, no employee should use information obtained in a private manner to materially disadvantage co-investors without first taking reasonable steps to have the information made available to those investors.

PMs and QRAs should advise industry counterparts not to provide McKinley Capital with any information that could be conceived as “material non-public information”.  McKinley Capital should not be placed in a position of accepting information that puts it “over-the-wall.”  If such an opportunity presents itself, the employee should decline to continue the conversation and notify the CCO immediately of the discussion. In the unlikely event that “material non-public information” becomes known by an employee during or after the communication, the employee must immediately provide the CCO or the GC with details of the situation.    Both  the  firm  and  employees  will  be  restricted  from  trading  in  that  security  until  the information is made public.

Rule 10b5-1 “ Use ” versu s “ Possession ”

In the past, the SEC has maintained in enforcement cases that a trader may be liable under Exchange Act Rule 10b-5 (the principal insider trading prohibition) for trading while in "knowing possession" of material non-public information and that it is not necessary for the government also to prove that the trader "used" the information for trading. Rule 10b5-1 provides that for a purchase or sale of a security to be considered acting "on the basis of" material non-public information as required for a violation of Rule 10b-5 will depend on whether the person making the purchase or sale was "aware" of the information at the time of the purchase or sale. Under Rule 10b5-1, a defendant found to be "aware" of material non- public information at the time of a trade must prove that before becoming aware of the information, he or she had:

1.      entered into a binding contract to make such trade;
2.      instructed another person to make the trade for his or her account, or
3.      adopted a written plan for trading pursuant to which such trade was made.
 Such a contract, instruction or plan must have either:

•
specified the amount to be purchased or sold, the price (which may be a particular dollar price or the market price on a particular date or a limit price) and the date on which the securities were to be purchased or sold (which may be any date during the period a limit order is in effect),

•	included a written formula or algorithm or computer program for determining amount, price and date, or
•	permitted the trading person to exercise no influence over how, when or whether to effect purchases or sales.

Rule 10b5-1 includes an additional affirmative defense available only to trading parties that are entities. Under this provision, an entity will not be liable if it demonstrates that the individual making the investment decision on behalf of the entity was not aware of the information and that the entity had implemented reasonable "Fire (formerly known as Chinese) Wall" policies and procedures to prevent insider trading.

Procedures

Because all individuals associated with or performing duties on behalf of McKinley Capital are subject to these Insider Trading Policies, each individual is also responsible for the following procedures with respect to thwarting or detecting Insider Trading rule violations:

1.	Read and comply with the policies and procedures stated in the Code.

2.	Initiate no trades in accounts for which you have direct or indirect beneficial interest in securities about which material non-public information is known to exist.

3.	Do not disclose any material non-public information to family, friends or Clients.

4.	Notify the CCO or the GC when you suspect a potential violation of insider trading rules.

5.	Properly document and submit to Compliance on the appropriate internal forms all outside activities, directorships, and material ownership of a public company (over 5%).

6.	Promptly notify the CCO or the GC when in possession of material non-public information.

Internal Controls

The CCO shall be responsible for setting forth policies, procedures, monitoring adherence to the rules of insider trading, pre-clearance of employees’ personal security transactions, and the implementation of the Code. To this end the CCO, or designee, shall:

1.     create, review and revise as needed, the policies and procedures for detecting and preventing violations to the Insider Trading policies;

2.     upon an individual being hired by McKinley Capital and annually thereafter, communicate to all employees and those who perform duties on behalf of McKinley Capital, the firm’s policies and procedures related to Insider Trading.

3.     document any investigation of possible insider trading violations by recording:
the name of the McKinley Capital employee involved;
the security name and symbol;
any Client accounts reviewed;
the final decision of disciplinary action taken, if any;
the date the investigation commenced and ended.

Rumors

No employee shall originate or circulate in any manner a rumor concerning any security which the individual  knows  or  has  reasonable  grounds  for  believing  is  false,  misleading  or  would  improperly influence the market price of such security. All personnel are unequivocally prohibited from communicating or transmitting “false rumors” or other information regarding portfolio investments, potential portfolio investments, publicly traded companies, or any other investment institution to any person within or outside of McKinley Capital for any reason.

Rumors may not be used to effect personal Client trading activities, may not be used in an attempt to illegally manipulate the market, may not be used in an attempt to affect the pricing of a security, and may not be communicated in any form to others (except that  personnel must promptly report to the CCO or the GC any circumstance which reasonably would lead the individual to believe that any such rumor might have been originated or circulated.

Disciplinary Actions

Employees, officers, or directors of the company who violate Insider Trading Rules and/or these polices shall be subject to disciplinary action, which may include, but is not limited to, termination, civil and/or criminal investigation, fines or incarceration.

III.  POLITICAL CONTRIBUTIONS

•
The Foreign Corrupt Practices Act prohibits McKinley Capital or any of its officers, directors, employees, agents, or stockholders, acting on its behalf, from making contributions to political parties or candidates outside the U.S.

•
Pay-to-Play rules - The SEC adopted Rule 206(4)-5 in 2010.   This rule also known as the “play-to-pay” rule, is designed to prevent political contributions to certain persons (directly or through other individuals, entities or political action committees (“PACs”)) who may improperly  influence  the  investment  selection  decision  of  public  pension  funds  and/or certain other state and local government entities.

•
All  personnel  must  comply  with  Rule  206(4)-5  which  restricts  political  contributions to candidates for certain political or elected offices. Although this rule is a federal rule, most states and other government or political units have adopted similar or more restrictive requirements.

•	The rule prohibits an investment adviser from providing advisory services for compensation to certain government entities within two years after the adviser or its covered associates makes a contribution in excess of the de minimis limits to an official of that government entity. This is referred to as the “two-year time out period”.

•
For  the  purposes  of  this  rule,  a  “contribution”  is  defined  to  include  a  gift  (including attendance cost payments for an event), subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office. The use of the firm’s office and equipment/supplies for campaign purposes is considered a contribution.    The  use  of  an  employee’s  home  for  campaign  purposes  may  also  be considered  a  contribution.    A  donation  of  time  by  an  individual  is  not  a  contribution, provided McKinley Capital has not solicited the individual’s efforts and McKinley Capital’s resources, such as office space and telephones, are not used.   In addition, a charitable donation made by McKinley Capital to an organization that qualifies for an exemption from federal taxation under the Internal Revenue Code at the request of an official of a government entity is also not a contribution for purposes of rule 206(4)-5.

•
For purposes of this rule, every McKinley Capital director, officer and employee is considered to be a “covered associate”.  A PAC is also considered a “covered associate” if McKinley Capital or any of its covered associates has the ability to direct or cause the direction of the governance or the operations of that PAC.  Directors, officers and employees are prohibited from engaging in any direct or indirect “pay-to-play” or any activities that may be perceived (as determined by the CCO or GC) to be pay-to-play activities.

•
New employees will be required to disclose their previous political contributions and their contribution history may affect hiring decisions, as prior contributions may affect McKinley Capital’s ability to do business with government entities.

•	The SEC also requires that McKinley Capital apply a look back period over the prior two years if taking on an applicable client. Therefore, all contributions must be closely tracked and monitored.

•
Public Funds (i.e. public pensions) are administered by elected officials for the benefit of citizens and retirees. Therefore, elected officials may violate public trust when political contributions influence their selection of advisers for these public assets.

•
Similarly, McKinley Capital may be seen as seeking to influence the award of public advisory contracts through political contributions.  This "Pay-to-Play" practice is prohibited by the SEC and McKinley Capital.

•
No employee may make payments or gifts of any value to any domestic or international government officials, political candidates, or political party with the purpose or intent of securing or retaining business for McKinley Capital or influencing decisions on its behalf.

•
Any contribution to a client or an event related to a client must be carefully considered for potential conflicts.  The GC or CCO should be consulted prior to making a contribution or volunteering for activities if there are any questions regarding conflict situations.

•
McKinley Capital manages assets for many public funds and other government regulated entities. Therefore, it is important to ensure that personal contributions made to client related activities are not perceived as a conflict of interest for business enticements, pay -to- play schemes, McKinley Capital endorsement, or any other type of promotional incentive or preferential services.

•
All personnel must restrict political contributions to a de minimis amount to any candidate for office or official in office who may, at the time of the contribution, be in a position to directly or indirectly influence the hiring of McKinley Capital as an investment adviser for a public fund or government entity. Primary and general elections are considered separate election cycles.

•	Personnel may contribute de minimis amounts of up to $350 per candidate per election (or to an existing official) if within the employee’s voting jurisdiction.

•	Personnel may contribute de minimis amounts of up to $150 per candidate per election (or to an existing official) if not within the employee’s voting jurisdiction.

•
PAC contributions may also be restricted if the adviser or a covered person in any way controls or has financial or policy making authority within the PAC.  Please note that PAC contributions may be invested in multiple projects and for various purposes. This includes support for a single political candidate or political office.  Therefore, it is important that any contribution in excess of $350 be carefully considered regardless of the original intent for the PAC.

•
Volunteering for political functions or service is acceptable within limits.   However, covered associates may not sport or display the McKinley Capital logo or otherwise suggest McKinley Capital’s affiliation with or support of any political activity.  If any activity leads to a public announcement of any sort, the GC or CCO should be immediately notified.

•
Certain   volunteer   opportunities   such   as   volunteering   a   home,   club   or   association sponsorship may be perceived as excessive non-monetary contributions so please contact the GC or CCO if any activities may appear questionable.

•
All  personnel  must  obtain  the  CCO’s  or  the  GC’s  written  pre-approval  for  any/all contemplated political contributions (including money, gifts, and volunteer service), even if at or below the de minimis level, regardless of the purpose or political office and regardless if the contribution is to a candidate, incumbent, PAC or other organization.   Personnel seeking pre-approval for contemplated political contributions must complete the Political Contribution Pre-Approval form and submit it to both the CCO and GC and await approval prior to making any contribution.

•
All personnel should communicate these requirements to all family members.   Although family  members  are  not  specifically  subject  to  this  rule,  the  SEC  does  state  that  any “indirect” contributions may also result in a violation of the rule.  This language is designed to prevent an adviser or its covered associates from circumventing the rule by directing funds through third parties such as consultants, family members, friends or other affiliates of the adviser.  However, independent contributions by family members are not otherwise prohibited and do not need to be pre-cleared.  The liability of proof will always lie with the firm.

•
All personnel must, no less than quarterly, disclose and certify on the quarterly political contribution disclosure form all political contributions (including PACs and non-monetary activities) regardless of the value (including de minimis amounts).

•
Failure to comply with Rule 206(4)-5 may seriously affect McKinley Capital’s ability to do business with certain public and government organizations and/or receive fees from such existing clients for a period of two (2) years from the time the violation is discovered.

•
All personnel are encouraged to discuss all political contributions to referenced officials with the  CCO  or  the  GC  in  advance  of  making  any  contributions  or  initiating  any  material volunteer activities.

•	McKinley Capital will take reasonable steps to help ensure compliance with Rule 206(4)-5. These steps include, but are not limited to periodic and/or random reviews of: 1) candidates’ public campaign contribution disclosures in comparison to employees’ disclosed contributions; 2) flight logs for aircraft where an employee, at McKinley Capital’s direction, is the pilot; and 3) pre-approved requests in comparison to employees’ disclosed contributions.

IV.  PERSONAL AND SOCIAL MEDIA COMMUNICATIONS

Employees must always be considerate of Client confidentiality and potential insider trading activities in business and personal social situations.   Communicating confidential McKinley Capital related information in social situations is prohibited.   Discussing investment related material non-public information in social situations is prohibited.  For example: an employee who lives next to the CEO of a publicly traded company may not discuss McKinley Capital investments in that company or use any material non-public information provided by the CEO for personal or firm investment.

All communications utilizing McKinley Capital technology and/or telecommunications are subject to the firm’s review and oversight.  All emails may be subject to review at any time. All internet use may be tracked and recorded. All firm use of social networks such as YouTube, Twitter, Facebook, MySpace, and LinkedIn, may be traced and recorded.

This Code is not intended to preclude or dissuade employees from engaging in activit ies protected by state or federal law, including the National Labor Relations Act (“NLRA”).  The terms of the Code should be interpreted and/or limited in a manner that is consistent with state and federal law.

Any mention of McKinley Capital through a public source such as the internet, (whether directed to a single recipient or placed on an open forum such as Twitter or Facebook) is subject to the Code and regulatory and firm advertising restrictions except to the extent it is a protected activity under the NLRA . Any mention of co-workers or business associates is subject to the Code.

McKinley Capital does not currently sponsor any Twitter, Facebook, YouTube, or similar social media sites. Any discussions or mention of specific investment advisers, including McKinley Capital, may result in the violation of advertising testimonial rules.

It is a violation of McKinley Capital advertising and marketing rules to market McKinley Capital products through any social media without proper disclosure and approval by the CCO and GC.   Even using the name of McKinley Capital in personal communications may be considered as advertising if the message is directed to current or potential Clients.  All e-communications to Clients, prospects, consultants or any business contact must be sent through the designated McKinley Capital system.

All employees must take precautions when sending messages, links, or documents from an outside source to a McKinley Capital email address in order to avoid the spread of viruses and potential unauthorized access.

All employees must receive written approval from Legal and Compliance to participate in any business related films, videos, presentations or similar activities. All employees must notify the CCO or GC as soon as reasonably possible if/when the individual becomes aware that he or she has unknowingly been captured on camera, which is being publicly broadcast or communicated through any public social media source.

No employee may engage in films, videos, presentations, or similar activities that may adversely reflect on McKinley Capital or its Clients.  This includes any activities carried over social media communications such as YouTube.

The use of any non-sponsored social media site for business communications is not permitted without pre-approval by the CCO or GC. For example, it is a violation of McKinley Capital policy if an employee conducts or communicates business via Facebook.

V.   CORPORATE MANAGEMENT / CORPORATE GOVERNANCE

As a result of an agreement between the New York State Attorney General and Merrill Lynch on May 21, 2002, the Investment Protection Principles (the “Principles”) were created. Most of the Principles evolved out of findings that certain investment firms and stock analysts had conflicts of interest or secret agendas when making investment decisions for clients and may have given misleading information to investors, including state pension funds.

The conflicts of interest specific to these Principles may arise when money managers handle both public pension funds and corporate 401(k) clients. Some money managers may feel obligated to invest the assets of a public pension account in the securities of their corporate clients, regardless of whether the investment is suitable or not. A different type of conflict may arise when research analysts are reluctant to disclose negative information about their corporate clients, even though withholding the information could adversely affect public pension fund investments. For instance, an analyst may become involved in syndicate research and marketing for a specific company.

These Principles were designed to keep investment bankers within a broker-dealer from exerting undue influence over research analysts within the same firm, and to discourage prioritization of one type of client over others. Several states and public pension funds require asset managers to take certain actions and/or certify compliance with the Principles as a condition of being appointed manager of public funds.

Policy

McKinley Capital holds the Principles in high regard. McKinley Capital's adoption of these policies and procedures serves to highlight the ethical structure that has long been encouraged and supported within the firm.

Procedures

McKinley Capital operates free of any investment banking conflict of interests and from any affiliated entities competing for the same or similar business.   Procedures for addressing conflicts of interest include:

1.
The McKinley Capital Portfolio Management Team  (regardless of  physical office location) in concert with the Chief Investment Officer (“CIO”) makes the investment decisions for McKinley Capital managed accounts.

2.
The McKinley Capital Proxy Policy includes the duty to advise Clients that a conflict exists and to either commit the voting rights for that particular security to Clients or to engage the services of an independent fiduciary voting service to vote on any such proxies.

3.	Upon request, McKinley Capital will, to the extent permitted under confidentiality requirements,annually provide a list of Clients that are publicly-held companies.
4.	Disclose annually the manner in which management compensation may be affected resulting from the solicitation or acquisition of new Clients or the retention of existing Clients.
5.	Report quarterly the amount of commissions paid to broker-dealers, and the percentage of commissions paid to broker-dealers.
6.	Provide annual reports to Clients (as requested) of commissions paid to broker-dealers that have publicly announced adoption of the Investment Protection Principles.

Outside Directorships and Business Interests

Written approval by the CCO or the GC is required before any employee may serve as a director or trustee of any non-McKinley Capital organization, corporation, firm or other charitable, private or public entity.

Any significant interest in a business by an officer or employee of McKinley Capital shall be reported to the CCO or the GC. Furthermore, any employee who accepts another position outside of McKinley Capital must report this activity to Compliance using the Outside Activities Report form at time of hire, or, if considering a new position outside of McKinley Capital, and annually thereafter. No Access Person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form.

Exceptions to this policy are not permitted without prior written approval by the GC or CCO.

Competing with Others

No director, officer or employee of McKinley Capital may take for him or herself an opportunity which belongs to the firm or Clients.

Under no circumstances shall any director, officer or employee engage in any outside activity whether or not compensated that utilizes any of the services or facilities of McKinley Capital. The specific types of outside activities that may produce a conflict of interest include but are not limited to:

1.	Employment with a company, or personally engaging in any activity, that competes with McKinley Capital.

2.	Rendering investment counsel or other advice based on information, reports, or analyses accessed from or through McKinley Capital employment.

3.	Personal use of McKinley Capital technology, equipment, supplies or facilities.

4.
All  work  products,  support  materials  and  documentation,  activities,  technology,  financial processes, etc., acquired and/or generated on behalf of or for McKinley Capital belong to the firm. Any personal use of this data or information must be pre-approved in writing by the GC or the CCO.

Under no circumstances may any director, officer or employee engage in any outside activity that may reflect negatively on McKinley Capital.

VI.  GIFTS & ENTERTAINMENT

Advisers Act Rule 206(4)-3, general antifraud provisions, ERISA and other applicable regulations serve as the premise for this policy on providing and accepting gifts and entertainment.

Definitions for Purposes of this Policy

1.	Gift - an item given or received as a result of an existing or prospective business relationship. Gifts are not the same as Entertainment, (i.e., giving tickets to a sports or theater event where a McKinley Capital employee is not present is a gift.)
2.
Entertainment - a business-related activity or event involving an Outside Party with a McKinley Capital employee present at the event. This includes theater, sporting, working meals, and other social events.

3.	Outside Party - any existing or prospective “business source,” such as Client, vendor, brokerage firm registered representative, consulting firm, the issuer of a portfolio security, etc.
4.
ERISA Account Official (a/k/a/ “Parties in Interest”) - Plan fiduciaries; (trustee, employer, plan sponsor, plan administrator, McKinley Capital investment and administrative committees); also “non fiduciaries,” those who impact plan decisions (attorneys, consultants, actuaries, etc.).

General Policy

This policy applies equally to all parties where payment for a gift or entertainment is either a firm expense or an employee’s personal expense. Gifts must be nominal in value and reasonable in frequency. Unsolicited promotional (logo) material, general in nature and inconsequential in value, (pens, t-shirts, etc.), are permitted if occasional, and do not involve the expectation of a commitment of a business transaction.

This  is  a  principle-based  policy,  and  no  policy  is  able  to  address  every  scenario.  McKinley  Capital employees shall conduct themselves as professionals exercising sound business judgment by weighing the business interest involved against possible public perception when deciding to give or accept gifts.

Department Heads may implement policies/procedures in addition to those in this policy (“additional policies”); in which case the Department Head shall be responsible for the awareness and familiarity of each employee to whom they are applicable. (All such policies and procedures must be approved by the CCO.  However,  these  policies  and  procedures may  only  augment  firm  policies  and  procedures. No additional policy or standard may replace firm requirements.)  Under no circumstance shall such policies impede an employee’s ability or responsibility to satisfy all policies provided in the firm’s official Code.

Occasionally, a business relationship may also extend to a personal relationship.  While McKinley Capital has no wish to curtail or restrict any personal relationships with Clients or prospective Clients; directors, officers and employees must always consider potential business conflict of interest situations.  That is, whenever an individual is personally giving a gift or providing entertainment to another party who is also a Client, the individual should carefully consider how that instance may be perceived by others. Circumstances will be unique but may need to be reported.  If a situation is unclear, please confer with the CCO or the GC to discuss specific details.

Special circumstances may exist where a gift or entertainment request falls outside of guidelines and additional review and consideration is appropriate. Employees should submit supporting rationale and information to McKinley Capital’s CCO, or GC, for review and/or approval.

Employees who violate this policy shall be subject to reprimand and possible disciplinary action up to and including termination of employment.

Gifts

Business gifts are designed to foster and promote relationships and goodwill. Conflicts arise when gifts compromise objective and independent business decisions. Even the perception of compromise is damaging to McKinley Capital’s image and integrity.

Giving Gifts

Employees must obtain written pre-approval from the applicable  department head and Compliance prior to giving a gift to anyone or any firm.

McKinley Capital employees must not offer or give gifts which may be viewed as:

•      overly generous/excessive;
•      aimed at influencing a decision-making individual or process;
•      designed  to  make  the  recipient  feel  obligated  to  provide  business  or  other  forms  of compensation in return.

As many Clients have established policies related to gifts, employees shall obtain and review any Client and/or account administration-related guidance prior to giving a gift.

Accepting Gifts

Employees must obtain written pre-approval from the applicable senior manager and Compliance prior to accepting a gift from any business person or party.

Employees shall not accept gifts, favors, or any items of value which may influence their decision-making responsibilities or obligate them in any fashion. To avoid even the appearance of impropriety, employees shall observe the guidelines outlined below.

As many Clients have established policies related to gifts, employees shall obtain and review any Client and/or account administration-related guidance prior to accepting a gift.

Guidelines for Giving and Accepting Gifts

Generally, the dollar value limit of gifts  given to the same individual Client, consultant or other similar business relationship in any calendar year is $250.

Generally, the dollar value limit of gifts  received by an employee from any business related party in any calendar year is $100.

1.     Usually Permissible to Give or Accept
•	Promotional items of nominal value (pens, mugs, golf balls, etc.).
•	Prizes won from games of chance (raffles or lottery-style games).
•
Flowers,  gift/food  baskets,  etc.,  for  reasonable  and  infrequent  occasions  such  asholidays, birthdays, advancements, condolences, get well, good luck, etc., so long as the cost remains under the stated limits.

•	Gifts such as merchandise or products unless valued more than the stated dollar limits.

2.      Approval of the GC, CFO, CIO or CCO, Required Prior to Giving or Accepting

•      Offers of paid seminar or conference attendance and fees.
•      Offers of paid transportation, hotel, lodging, etc.
•      Annual or holiday gift amounts in excess of this policy’s amounts.
•      Gifts or entertainment in excess of policy limits.
•      McKinley Capital paid charitable donations.
•      Gift certificates to specific vendors solely redeemable for merchandise or services.

3.      Never Permissible to Give or Accept

•      Cash, items redeemable for cash, cash equivalents, or securities.
•      Articles of significant value.
•      Any item as part of a “quid pro quo” arrangement (i.e., “something for something”).
•      Gifts that violate any laws and or regulations (Federal, State, Local, ERISA, Taft-Hartley, State Statutes, etc.).
•      Gifts to anyone who threatens to or has submitted a complaint about an employee or McKinley Capital.
•      Gifts that violate a Client’s policies, McKinley Capital’s policy, industry standards, laws and or regulations.
•      Gift certificates to undesignated vendors. Example: Visa, or American Express gift card.

Entertainment

Employees are permitted to entertain and to be entertained provided it is not excessive in value or frequency and fosters business relationships with potential or existing Outside Parties (i.e., Clients, vendors, brokers, services providers, consultants, etc.). McKinley Capital prohibits employees from entertaining as a means of personal gain.  Entertainment other than Client meals must be pre-approved by the department head and Compliance in writing.

Guidelines for Giving and Accepting Entertainment

1.     Usually Permissible
•      Occasional and reasonable business entertainment, such as a breakfast, lunch or dinner;
•      Theater, or regular sporting event tickets and the like (if cost is reasonable);
•      Single ticket events (round of golf, most sporting events, symphony, opera, theater, etc.);
•      Invitation to business related cocktail parties; and

•	Wedding, birthday, condolences, get-well, good luck and other personal functions if the cost remains under the required limits mentioned above.

2.     Permissible on a Case-by-Case Basis
•      Business related sponsorship and/or event participation requests;
•      Personal sponsorship and/or event participation in any politically associated activity;
•      Tickets to special events, such as a Super Bowl, World Series or Stanley Cup game and the like;
•      Entertainment  for  multiple  or  extended  events  or  visitor/tourist  related  trips  or excursions (i.e., hunting, fishing, ski trips); and
•      Attendance or participation in a seminar or conference (excluding flight and hotel).

3.     Never Permissible

•        Unethical or illegal activity;
•        Functions provided or obtained in anticipation of future business dealings;

•      Payment  of  annual  (sports,  athletic/health,  hotel,  airlines,  etc.)  club  or  related membership dues;
•      Discretionary use of personal property;
•      Season tickets to sport teams, theatre house, performing arts, etc.;
•      Vacations, cruises, or other excessive and lavish trips (Common sense, reasonableness and conservative ethical standards should be the guiding factors.); and
•       Exchange of cash or cash equivalent.

Gift and entertainment rules and suggestions are applicable to all employees.   It is generally not permissible for an employee to accept tickets, passes, trips, and similar forms of entertainment on behalf of the employee’s family, partners, friends or other non-employee individuals. Accordingly, the employee is responsible for paying the cost of tickets to sporting events, concerts, and similar events if taking a personal guest.   Exceptions may include social gatherings/functions at conferences, or similar events where there is no stated cost assigned to the individual’s guests.   Please contact Compliance for guidance and clarification as needed.

Charitable Donations

1.     Personal Donations (Cash)
Personal cash non-reimbursable donations to “charitable organizations”, including those to private schools or colleges and universities, churches, United Way, etc., need not be reported.

The stated gift limit of $250 per year per Outside Party does not apply to personal donations to charitable organizations.  However, donations to charities that may also be Clients must be considered for conflict of interest issues for McKinley Capital.

2.     Personal Donations (Securities)
Non-reimbursable donations of fully paid for securities to “charitable organizations”, including those to private schools or colleges and universities, churches, United Way, etc., should be reported to Compliance for record keeping purposes at the time of gifting.  They do not need to be pre-cleared.

3.     Corporate Donations
McKinley Capital sponsored donations to charitable organizations must be approved by McKinley  Capital’s  Charitable  Gifting  Committee,  the   Executive  Management  Officer (“EMO”) or the GC, prior to committing or obligating the firm to any function or expense.

McKinley Capital employees must contact the EMO or GC for proper authorization and procedures when requesting McKinley Capital sponsored charitable contributions.

Employees with Memberships, Licenses and Charter Holders of Industry Associations

Affiliations/memberships with industry organizations may impose additional, more restrictive policies on McKinley Capital employees. In the event of policy overlap, the more restrictive policy shall be followed.

CFA Charter Holders

Charter Holders are subject to additional guidelines and restrictions provided in the CFA Institute Standards of Practice. Chartered employees must refer to the CFA Institute web site, and published manuals, including the Code of Ethics.

VII.  OTHER CONFLICT OF INTEREST CONSIDERATIONS

1.     Registered Investment Company (Mutual Funds) Distributors

The use of fund assets (brokerage commissions) to brokers for recommending funds that McKinley Capital manages is strictly prohibited and may be deemed paying for “shelf space”. This is a conflict of interest and a regulatory violation. McKinley Capital employees shall notify the CCO immediately upon learning of the existence of any such arrangements. Luncheons and nominal logo (marketing) items are permitted to be exchanged during McKinley Capital or broker hosted instructional and educational meetings.

2.     Taft-Hartley Union Plan Clients
The Taft-Hartley Act, a.k.a. Section 302 of the Labor-Management Relations Act, regulates multi-employer benefit plans (including multi-employer pension plans). This specifically includes retirement plans which involve employee contributions where a union/union rep has authority in the administration/management of the plan’s assets.

ERISA requirements may apply if the retirement plan is maintained/administered exclusively by employers or is maintained/administered exclusively by a union, without the use of employee funds. In the absence of specific direction McKinley Capital employees shall apply ERISA standards in relation to this policy.

•      Required Reporting
Gifts and/or entertainment to Taft-Hartley plan officers and/or employees must be identified as such by each McKinley Capital employee on the Gift Log. This, along with the steps below, enables McKinley Capital to comply with the Department of Labor’s annual reporting requirements.
•      Department of Labor’s Annual Reporting Requirements to Taft Hartley Plan Related Parties.
1.      Personnel are required to periodically report relevant gifts and entertainment to the CCO throughout the reporting year.
2.      McKinley Capital must file the appropriate LM-10 Report with the DOL within 90 days of fiscal year end if applicable.

De Minimis Exception: Gifts and/or entertainment to a given union or union official are not reportable if they are de minimis. To meet this standard, the value of all gifts, gratuities or entertainment of a given union official must not exceed $250 in aggregate in a given fiscal year and must be unrelated to the recipient’s status in a union. If the aggregate for the year exceeds $250, all gifts, gratuities and/or entertainment become reportable. Therefore, all gifts, gratuities and entertainment during a calendar year must be tracked by the McKinley Capital employee.

VIII.  ERISA – CLIENT RELATIONSHIPS AND CONSIDERATIONS

ERISA is the federal law which governs the administration and management of qualified retirement plans sponsored by entities in the “Private Industry” (i.e. “for-profit” corporations, partnerships, etc.), and is aimed at:

1.      Protecting the rights and exclusive benefits of plan participants and plan assets;
2.      Mandating plan fiduciaries to act, manage, control and perform their duties solely in the best interest of plan participants;

3.      Prohibiting “self dealing” (i.e. facilitating plan transactions):

 •      In one’s own personal interest; and
 •      With “parties in interest” to the plan.

Plans which are not subject to ERISA, but often adopt ERISA or “ERISA-like” standards include:
1.      Public  plans,  plans  established  under  federal,  state,  or  local  government  (government entities);
2.      Certain church or church associated plans;
3.      Unfunded excess benefit plans (Private Industry);
4.      Plans solely for workers compensation, unemployment, or disability; and
5.      Plans established outside of the US for non-resident aliens.

ERISA or “ERISA-Like ” Standards

McKinley Capital employees must obtain, review, and be familiar with relevant ERISA rules, in particular the prohibited transaction rules, as well as Client plan documents or Client policies prior to giving or accepting gifts  or  entertainment in  connection with  ERISA  plan  employees or  officials. Violating, or causing someone else to violate, ERISA rules is serious and is detrimental to McKinley Capital and to the individual causing the violation.

IX.  NON-ERISA STATE, COUNTY, CITY OR LOCAL GOVERNMENT PLANS

Most state statutes establish and regulate retirement plans for state employees, and usually include a code of ethics or guidelines (and possible reporting requirements) on gifts and entertainment. Employees must obtain and review a specific state’s statutes prior to gifting or providing entertainment.

Providing entertainment and other acts of hospitality to government or political officials should never compromise or appear to compromise the integrity or reputation of the official or McKinley Capital. When entertainment is extended, it should be with the expectation that it will become a matter of public knowledge.

X.   NON-ERISA STATE OR LOCAL GOVERNMENT PLAN

Certain state and local governments, such as Florida, also have Standards of Conduct for all public officers and employees of state and municipal agencies that include language stating no public officer shall solicit or accept anything of value, including a gift, food or beverage, tickets to events, or any other similar service or thing having an attributable value which would influence their decision making.

As many other state or local governments may have similar codes, employees should review the relevant statutes and regulations or obtain permission from the CCO prior to engaging in such practice with any public officer/plan official.

Enforcement

If a violation occurs, one, more than one, or all of the following sanctions may be taken*:
•      Verbal Admonishment;
•      Written acknowledgement from the employee that he/she has reviewed, fully understands and agrees to abide by the policy;
•      Written notice to the employee’s HR file including steps taken to ensure full compliance in the future; and/or

•      Suspension or termination of employment.

* Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.    For purposes of suspension or termination, job performance and past acts may also be considered.

XI.  PRIVACY RIGHTS OF CLIENTS

To protect the rights of its Clients’ privacy, McKinley Capital expects employees to:

•      Securely maintain all files and records which contain customer information;
•	Divulge no personal or financial information to others except with proper Client authorization, through proper legal process or regulation, or for permissible credit reporting purposes; and
•      Fully adhere to McKinley Capital’s company policies.

XII.  RESPONSIBILITY OF CITIZENSHIP

•
McKinley  Capital  will  present  itself  as  a  valued  business  or  company  citizen  in  every community in which it operates, supporting worthy civic, cultural, educational, social, and other programs contributing to the quality of life when appropriate.

•
Employees are  encouraged to  exercise their rights and  duties as  private citizens. Since certain civic activities may adversely affect job performance, employees must obtain written approval from the Chief Executive Officer (CEO), CIO, or GC before seeking or accepting any public office and before serving as a chairperson.

•
Although employees are encouraged to participate freely and actively in the public political process, they must follow the Code all applicable laws, rules, and regulations (including those relating to conflicts of interest and ethical improprieties by government officials) and make certain that the activities do not interfere with the employee’s ability to perform his or her employment duties.

•	No “donation”, bribe or other compensation to influence a decision or action may be paid, given to, or accepted from, any political or government official or contractor.

XIII.   RESPONSIBILITY OF EMPLOYEES TO REPORT VIOLATIONS

If any employee believes the law and/or the Code is being violated, including concerns regarding questionable accounting, auditing, portfolio, Client, employee or other matters, the individual must report the situation promptly (within 48 hours) to the CCO   or the GC. If the individual believes that his/her welfare and safety will be compromised in reporting instances of suspected misconduct, the situation should be brought to the attention of the Director of Human Resources, the GC or the CCO at that time. Each employee’s welfare and safety is very important to the firm and senior management. An incident or situation may be reported anonymously if preferred.  In such event, the individual’s identity will remain confidential unless legal or regulatory requirements would be violated by doing so. Every employee’s concerns or suspicions are also important to the company. Upon receipt of the information, an investigation will be initiated and appropriate actions taken.   McKinley Capital will ensure unbiased treatment of all parties concerned. Such disclosure does not eliminate the obligation to file federal suspicious activity reports or other required regulatory filings.

XIV.  CLIENT COMPLAINTS

All Client related issues and concerns are seriously and promptly addressed.  Regardless of whether communicated verbally or in writing, employees must immediately refer any issue that may be perceived as Client dissatisfaction or a complaint about any McKinley Capital services or employees to the CCO or the GC.  Action and investigation will be initiated and all comments will be resolved accordingly.  If the client complaint is in regard to the McKinley Diversified Income Fund then it is to be reported to the CCO of PMP in addition to McKinley Capital’s CCO.

Employees should not attempt to handle or manage Client complaints on their own.

XV.  WHISTLEBLOWER

A Whistleblower is a person who raises an allegation of wrongdoing within the company. In accordance with the laws, Whistleblowers may make an allegation to senior management within the firm or directly to a government or regulatory agency.

The Dodd-Frank Act, in 2010, provided the SEC with additional powers to create programs that encourage individuals to report fraud or possible fraud related activities.   In addition, the Dodd-Frank Act strengthened employment protection against repercussions by a firm or its officers in such instances and enables Whistleblowers to collect monetary awards under certain conditions.

McKinley Capital has always, and will continue to promote and support an employee’s obligation to report information regarding Code or firm violations, regardless of the position of the alleged perpetrator or value of the action. McKinley Capital will not take action against any employee for coming forward with any actual, perceived or potential regulatory or firm violation or activity. However, this does not mean that the same employee will not be held liable if he or she in any way participated in the wrongdoing.

Whenever possible, the employee should immediately notify the CCO or the GC of observed or perceived situations.  McKinley Capital will investigate the allegations and take action as needed.  If the employee prefers, he or she may also contact the Director of Human Resources or member of the Executive Committee.